Tel: +61 7 3237 5999
Fax: +61 7 3221 9227
www.bdo.com.au

Level 10, 12 Creek Street
Brisbane QLD 4000
GPO Box 457 Brisbane QLD 4001
Australia

The Directors
Australian Oilseeds Holdings Ltd
100 Park Rd
Slacks Creeks QLD
Via email: amarjeet.s@energreennutrition.com.au;

10 June 2025

Dear Directors

**CONSENT OF INDEPENDENT REGISTRED PBLIC ACCOUNTING FIRM**

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated 3 December 2024, relating to the consolidated financial statements of Australian Oilseeds Holdings Ltd. (the Company) for the years ended June 30, 2024 and 2023, which are contained in the Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours sincerely,

**BDO Audit Pty Ltd (PCAOB ID 2256)**

**Nigel Batters**
Director

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of A.C.N. 050 110 275 Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and A.C.N. 050 110 275 Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.